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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                         Commission File Number 000-21201

                                   iMall, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                        233 Wilshire Boulevard, Suite 820
                         Santa Monica, California 90401
                                 (310) 309-4000
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               (Address, including zip code and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                          Common Stock, par value $.008
            --------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
              ----------------------------------------------------
              (Titles of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]               Rule 12h-3(b)(1)(ii)    [ ]
Rule 12g-4(a)(a)(ii)   [ ]               Rule 12H-3(b)(2)(i)     [ ]
Rule 12g-4(a)(2)(i)    [ ]               Rule 12h-3(b)(2)(ii)    [ ]
Rule 12g-4(a)(2)(ii)   [ ]               Rule 12h-3(b)(3)        [ ]
Rule 12h-3(b)(1)(i)    [X]               Rule 15d-6              [ ]

Approximate number of holders of record as of the certification or notice date:
ONE (1)

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     Pursuant to the requirements of the Securities Exchange Act of 1934, iMALL,
Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Dated: October 28, 1999               By: /s/ Anthony Mazzarella
                                         ---------------------------------------
                                         Name: Anthony Mazzarella
                                         Title:  Vice President and Secretary